UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2009 (April 1, 2009)
CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-12716 (Commission File Number)	04-2573920 (IRS Employer Identification No.)

One Gateway Center, Suite 702, Newton, Massachusetts (Address of Principal Executive Offices)	02458 (Zip Code)
Registrant’s telephone number, including area code: (617) 527-9933
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 1, 2009, Clinical Data, Inc. (the “Company”), Clinical Data B.V., a wholly owned subsidiary of the Company (“BV”), Beckman Coulter, Inc. (“Beckman”), Beckman Coulter GmbH (“BC Germany”), and Beckman Coulter Holdings GmbH (“BCH”) entered into a definitive Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which the Company agreed to sell all of the outstanding stock of Cogenics, Inc. (“Cogenics”) to Beckman, BV agreed to sell all of the outstanding stock of Epidauros Biotechnologie, Aktiengesellschaft (“Epidauros”) to BC Germany and BV agreed to sell all of the outstanding stock of Cogenics Genome Express, S.A. (“CGE”) to BCH (the “Transaction”). Cogenics, Epidauros and CGE operate the Company’s Cogenics’ segment, which markets genomic services to pharmaceutical, biotechnology, academic, agricultural and government clients. Following the closing of the Transaction (the “Closing”), the Company will cease operating its Cogenics’ segment. The transaction is valued at approximately $17 million and is expected to close in April 2009.
     Under terms of the Stock Purchase Agreement, the Company will receive approximately $13 million in cash at the Closing, subject to adjustments. In addition, in accordance with the terms of the Stock Purchase Agreement, the Company will retain all of the cash on hand at each of Cogenics, Epidauros and CGE at the time of the Closing, which is expected to be approximately $2.0 million. The amount received at Closing does not include $2.5 million, which, pursuant to an Escrow Agreement to be entered into by the Company, Beckman and Wells Fargo, N.A., as the escrow agent (the “Escrow Agreement”), will be placed in an escrow account for eighteen months following the Closing to satisfy certain indemnification obligations of the Company under the Stock Purchase Agreement.
     Consummation of the Transaction is subject to, among other conditions, the continued accuracy of the representations of warranties of the parties contained in the Stock Purchase Agreement, the performance of certain covenants and obligations of the parties, receipt of any approvals or clearances pursuant to any applicable anti-competition laws, the absence of litigation or proceedings that would prohibit the Transaction, and the absence of any fact or development that would constitute a material adverse effect on Cogenics, Epidauros and CGE, taken as a whole. The conditions to closing are required to be satisfied, unless waived by Beckman, by no later than May 15, 2009, after which date, the Stock Purchase Agreement may be terminated by Beckman.
     In addition, the Company agreed, among other things and subject to certain exceptions more fully described in the Stock Purchase Agreement, to conduct prior to the Closing the Cogenics business in the ordinary course and consistent with past practice and not to engage in certain transactions or activities during such period. The Company also agreed that for a five-year period following the Closing, it would not compete with the Cogenics’ business or solicit the employment of the employees of Cogenics, Epidauros or CGE. Subject to certain limitations, the Company has also agreed to indemnify Beckman for breaches of the Company’s representations and warranties in the Stock Purchase Agreement, the Company’s failure to carry out its obligations contained in the Stock Purchase Agreement and certain other matters.
     Pursuant to the terms of the Stock Purchase Agreement, the parties have agreed to enter into certain other agreements at the Closing, including a Patent License Agreement (the “License Agreement”). Pursuant to the License Agreement, PGxHealth, LLC, a subsidiary of the Company, will provide Beckman with an irrevocable, paid-up, royalty-free, worldwide, non-exclusive license to certain patents and patent applications to develop, make, sell, commercialize, import and export certain inventions associated with such patents and patent applications, which are used by the Cogenics’ segment.
     The Company has also agreed to enter into a Transition Services Agreement (the “Transition Services Agreement”) at the Closing, pursuant to which the Company will provide, for a specified period of time, Cogenics and Epidauros with certain services following the Closing that the Company had provided to these subsidiaries prior to the Closing. Under the Transition Services Agreement, Beckman will also provide certain employees of the Company with certain services and office space for a specified period following the Closing.
     Upon Closing and execution and delivery of the Escrow Agreement, License Agreement and Transition Services Agreement, and other closing documents and agreements, the Company will file an additional current report describing the material terms of those agreements, in accordance with the rules and regulations of the Securities and Exchange Commission.
Item 8.01 Other Events.
     On April 1, 2009, the Company issued a press release announcing its disposition of its Cogenics’ segment by entering into the Stock Purchase Agreement referred to in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c)     Exhibits.

99.1	The press release issued by Clinical Data, Inc. on April 1, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: April 1, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	The press release issued by Clinical Data, Inc. on April 1, 2009